TRUE RELIGION TO REPORT FOURTH QUARTER AND FULL YEAR 2008 RESULTS ON FEBRUARY 25, 2009

Announces 2009 Annual Stockholders Meeting to be held May 14, 2009

VERNON, California – February 9, 2009 –True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that the company will release its fourth quarter and full year 2008 financial results after the market close on Wednesday, February 25, 2009. Jeffrey Lubell, Chairman and Chief Executive Officer, Michael Buckley, President, and Pete Collins, Chief Financial Officer will host a conference call that afternoon (February 25, 2009) at 4:30 p.m. ET (1:30 p.m. PT) to discuss the financial results.

In addition to discussing its fourth quarter and full year 2008 financial results, the Company expects to provide guidance for the full year ending December 31, 2009.

The conference call will be available to interested parties through a live webcast at www.truereligionbrandjeans.com. Please visit the Web site and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international) and entering passcode: 3970327.

2009 Annual Stockholders Meeting

True Religion also announced that its 2009 Annual Stockholders Meeting is expected to convene on Thursday, May 14, 2009, 10:00 a.m. PT at the Company’s headquarters in Vernon, California.

Shareholder Proposal Deadline

Because the expected date of the 2009 Annual Meeting is more than 30 days before the anniversary of the 2008 Annual Meeting, under Rule 14a-8 under the Exchange Act, stockholders must deliver proposals for inclusion in the proxy materials for such meeting to True Religion no later than the close of business on March 6, 2009.  Such proposals must also comply with the requirements of Rule 14a-8.

Under True Religion's bylaws, for director nominations or other business to be brought before the 2009 Annual Meeting, other than Rule 14a-8 proposals described above, written notice must be delivered no later than the close of business on February 19, 2009.  Such notices must also comply with the requirements of True Religion's bylaws.

Any stockholder proposals must be delivered to the Secretary, True Religion Apparel, Inc., 2263 E. Vernon Avenue, Vernon, California  90058.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115